March 2013
Filed pursuant to Rule 433 dated February 27, 2013 relating to Preliminary Pricing Supplement No. 635 dated February 27, 2013 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in Commodities
Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018
The Lock-in Buffered Securities offer the opportunity to earn a return based on the performance of Brent blend crude oil. Unlike ordinary debt securities, the Lock-in Buffered Securities, which we refer to as the securities, do not pay interest and provide for the minimum payment at maturity of only 20% of principal. On each annual observation date, the performance of Brent blend crude oil, which we refer to as the underlying commodity, will be measured and if the appreciation of the underlying commodity is by at least one of the specified lock-in levels, a lock-in event will occur and the applicable lock-in level will be observed for such observation date, as described below. If a lock-in event has occurred on any of the annual observation dates, the payment at maturity will be based on the greater of (i) the highest lock-in level observed over the term of the securities and (ii) the commodity percent change as measured on the final observation date. However, if a lock-in event has not occurred on any observation date, the payment at maturity will be based solely on the price of the underlying commodity on the final observation date and, if it has declined by more than 20% from its initial price, the payment due at maturity will be less than the stated principal amount by an amount proportionate to such decline beyond the buffer amount of 20%. You could lose up to 80% of the stated principal amount of the securities. The securities are for investors who seek a Brent blend crude oil-based return and who are willing to risk their principal and forgo current income in exchange for the lock-in and buffer features as described herein. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per security
Pricing date:	March 25, 2013
Original issue date:	March 28, 2013 (3 business days after the pricing date)
Maturity date:	March 28, 2018
Aggregate principal amount:	$
Lock-in Event:
With respect to each annual observation date, if the commodity price on such date has increased by at least one of the specified lock-in levels from the initial commodity price, a lock-in event will be observed and the lock-in level observed for such observation date will be determined as follows:
o      if the commodity price has increased by at least 10% but by less than 20% from the initial commodity price, the lock–in level will be 10%;
o      if the commodity price has increased by at least 20% but by less than 30% from the initial commodity price, the lock–in level will be 20%;
o      if the commodity price has increased by at least 30% but by less than 40% from the initial commodity price, the lock–in level will be 30%;
o      if the commodity price has increased by at least 40% but by less than 50% from the initial commodity price, the lock–in level will be 40%; and
o      if the commodity price has increased by at least 50% from the initial commodity price, the lock –in level will be 50%

Payment at maturity:
At maturity, your payment per security will be calculated in different ways depending on whether a lock-in event has occurred:
•      if a lock-in event has occurred on any of the observation dates, your payment at maturity will equal $1,000 + ($1,000 × the greater of (a) the highest lock-in level observed on any observation date and (b) the commodity percent change).
•      if a lock-in event has not occurred on any observation date, your payment at maturity will be solely based on the final commodity price and will equal:
o      if the final commodity price is greater than the initial commodity price, $1,000 + ($1,000 × commodity percent change);
o      if the final commodity price is less than or equal to the initial commodity price but greater than or equal to 80% of the initial commodity price, meaning the underlying commodity has remained unchanged or has declined in price by an amount less than or equal to the buffer amount of 20%: $1,000; or
o      if the final commodity price is less than 80% of the initial commodity price, meaning the price of the underlying commodity has declined by more than the buffer amount of 20% from its initial price, $1,000 × (commodity performance factor + buffer amount).
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $200 per security.

Terms continued on the following page
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS & Co.”), a fixed sales commission of $    for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of  $   per security. See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 635 dated February 27, 2013
Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Terms continued from previous page
Interest:	None
Underlying commodity:	Brent blend crude oil
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Buffer amount:	20%
Commodity performance factor:	final commodity price / initial commodity price
Minimum payment at maturity:	$200 per security
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the final observation date.
Commodity price:
For any trading day, the official settlement price per barrel of Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby month futures contract, as stated in U.S. dollars, as made public by ICE on such day.

Observation dates:
March 25, 2014, March 25, 2015, March 24, 2016, March 27, 2017 and March 23, 2018, subject to adjustment for non-trading days and certain market disruption events. We also refer to March 23, 2018 as the final observation date.

CUSIP / ISIN:	6174824C5 / US6174824C54
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”

March 2013	Page 2

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Investment Overview

The Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018 (the “securities”) can be used:

▪
As an alternative to direct exposure to the underlying commodity that provides an opportunity to lock in all or a part of the appreciation of the underlying commodity of at least 10% on any annual observation date and to have the payment at maturity be based on the highest lock-in level observed if greater than the commodity percent change as of the final observation date; and

▪	if no lock-in event has occurred, to obtain a limited buffer against a specified level of negative performance in the underlying commodity as of the final observation date.

If no lock-in event has occurred on any of the observation dates and the final commodity price has declined from the initial commodity price by more than the buffer amount of 20%, the securities are exposed on a 1:1 basis to the percentage decline of the final commodity price from the initial commodity price beyond the buffer amount. Accordingly, 80% of your principal is at risk.

Maturity:	5 years
Buffer amount:	20%
Maximum payment at maturity:	None
Minimum payment at maturity:	$200 per security (20% of the stated principal amount). You could lose up to 80% of the stated principal amount of the securities.
Interest:	None

Underlying Commodity Overview

The price of Brent blend crude oil to which the return on the securities is linked for any trading day is the official settlement price per barrel of Brent blend crude oil on ICE Futures Europe of the first nearby month futures contract, as stated in U.S. dollars, as made public by ICE on such day.

Underlying commodity information as of February 25, 2013
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Brent Blend Crude Oil (in U.S. dollars)	CO1	$114.44	$125.47	$126.22 (on 3/13/2012)	$89.23 (on 6/21/2012)
* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by ICE.

March 2013	Page 3

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Daily Commodity Prices of Brent Blend Crude Oil January 1, 2008 to February 25, 2013

March 2013	Page 4

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Key Investment Rationale

This 5-year investment offers investors exposure to the performance of Brent blend crude oil. On each annual observation date over the term of the securities, the performance of the underlying commodity will be measured and if the appreciation of the underlying commodity is by at least one of the specified lock-in levels, a lock-in event will occur and the applicable lock-in level will be observed for such observation date. If a lock-in level has occurred on any observation date, the payment at maturity on the securities will be based on the greater of (i) the highest lock-in level observed over the term of the securities and (ii) the commodity percent change as measured on the final observation date. However, if a lock-in event has not occurred on any observation date, the payment at maturity will be solely based on the final commodity price and if the final commodity price has declined from the initial commodity price by more than the buffer amount 20%, the payment at maturity will be less than the stated principal amount by an amount proportionate to such decline beyond the buffer amount. You could lose up to 80% of the stated principal amount of the securities.

Upside scenario 1 (a lock-in event has occurred)
A lock-in event has occurred on one or more of the observation dates. At maturity, the securities pay an amount equal to the sum of (i) the stated principal amount of $1,000 and (ii) the stated principal amount times the greater of (a) the highest lock-in level observed on any observation date and (b) the commodity percent change as measured on the final observation date.

Upside scenario 2 (no lock-in event has occurred)
A lock-in event has not occurred on any observation date and the final commodity price is greater than the initial commodity price.  The payment at maturity for each security will be equal to the sum of (i) the stated principal amount of $1,000 and (ii) the stated principal amount times the commodity percent change.

Par scenario (no lock-in event has occurred)
A lock-in event has not occurred on any observation date and the final commodity price is less than or equal to the initial commodity price but greater than or equal to the 80% of the initial commodity price, which means that the underlying commodity has remained unchanged or depreciated by no more than the buffer amount of 20% from its initial price.  The payment at maturity will be $1,000 per security.

Downside Scenario (no lock-in event has occurred)
A lock-in event has not occurred on any observation date and the final commodity price is less than 80% of the initial commodity price, which means that the underlying commodity has depreciated by more than the buffer amount of 20%. You will lose 1% for every 1% decline beyond the buffer amount of 20%, subject to the minimum payment at maturity of $200 per security.

Summary of Selected Key Risks (see page 15)

▪	The securities do not pay interest and provide for the minimum payment at maturity of only 20% of your principal.

▪	Investors will not benefit from the lock-in feature unless the underlying commodity has appreciated by at least one of the specified lock-in levels on one of the annual observation dates.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	The price of Brent blend crude oil may change unpredictably and affect the value of the securities in unforeseen ways.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities.

March 2013	Page 5

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

▪	Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

March 2013	Page 6

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for the minimum payment at maturity of only 20% of principal and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount depending on the performance of Brent blend crude oil as of the annual observation dates. The securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 25, 2013	March 28, 2013 (3 business days after the pricing date)	March 28, 2018 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Underlying commodity:	Brent blend crude oil
Lock-in Event:
With respect to each annual observation date, if the commodity price on such date has increased by at least one of the specified lock-in levels from the initial commodity price, a lock-in event will be observed and the lock-in level observed for such observation date will be determined as follows:
o      if the commodity price has increased by at least 10% but by less than 20% from the initial commodity price, the lock–in level will be 10%;
o      if the commodity price has increased by at least 20% but by less than 30% from the initial commodity price, the lock–in level will be 20%;
o      if the commodity price has increased by at least 30% but by less than 40% from the initial commodity price, the lock–in level will be 30%;
o      if the commodity price has increased by at least 40% but by less than 50% from the initial commodity price, the lock–in level will be 40%; and
o      if the commodity price has increased by at least 50% from the initial commodity price, the lock –in level will be 50%

Payment at maturity:
At maturity, your payment per security will be calculated in different ways depending on whether a lock-in event has occurred:
•      if a lock-in event has occurred on any of the observation dates, your payment at maturity will equal $1,000 + ($1,000 × the greater of (a) the highest lock-in level observed on any observation date and (b) the commodity percent change).
•      if a lock-in event has not occurred on any observation date, your payment at maturity will be solely based on the final commodity price and will equal:
o      if the final commodity price is greater than the initial commodity price, $1,000 + ($1,000 × commodity percent change);
o      if the final commodity price is less than or equal to the initial commodity price but greater than or equal to 80% of the initial commodity price, meaning the underlying commodity has remained unchanged or has declined in price by an amount less than or equal to the buffer amount of 20%: $1,000; or
o      if the final commodity price is less than 80% of the initial commodity price, meaning the price of the underlying commodity has declined by more than the buffer amount of 20% from its initial price, $1,000 × (commodity performance factor + buffer amount).
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $200 per security.

Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Buffer amount:	20%
Commodity performance factor:	final commodity price / initial commodity price
Minimum payment at maturity:	$200 per security
Risk factors:	Please see “Risk Factors” beginning on page 15.

March 2013	Page 7

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Final commodity price:	The commodity price on the final observation date.
Commodity price:
For any trading day, the official settlement price per barrel of Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby month futures contract, as stated in U.S. dollars, as made public by ICE on such day.

On November 7, 2011, IntercontinentalExchange, Inc. announced that ICE Futures Europe will introduce new ICE Brent NX (New Expiry) Crude Futures and Options contracts (“ICE Brent NX”), to be available for trading with a first trade date of December 5, 2011. During any period in which existing ICE Brent Futures and Options are still being used, the calculation agent may, in its sole discretion, determine that all payments on the securities will be based upon ICE Brent NX. The calculation agent may make such adjustments as it determines to be necessary to ensure that the price of the underlying commodity is comparable to the commodity price prior to all payments on the securities being based upon ICE Brent NX and fairly represents the value of the underlying commodity.

Relevant Exchange:	ICE Futures Europe
Observation dates:
March 25, 2014, March 25, 2015, March 24, 2016, March 27, 2017 and March 23, 2018, subject to adjustment for non-trading days and certain market disruption events. We also refer to March 23, 2018 as the final observation date.

Postponement of maturity date:
If, due to a market disruption event or otherwise, the final observation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the observation date as postponed.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	6174824C5
ISIN:	US6174824C54
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪      Subject to the discussion below concerning a lock-in event, a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪      Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Although we believe that the occurrence of a lock-in event should not affect the tax treatment of the securities, there is no assurance that the IRS or a court will agree with us. For example, if a lock-in event occurs, it is possible that a U.S. Holder will be treated as exchanging the securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments. In such event, a U.S. Holder will likely be required to recognize capital gain upon the occurrence of a lock-in event, and the timing and character of income on the securities after the lock-in event would be significantly affected. You should consult your tax adviser regarding the tax consequences of the occurrence of a lock-in event.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and

March 2013	Page 8

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Additionally, the consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the level at which the commodity price must be on any observation date for a lock-in event to occur and, if no lock-in event has occurred, the commodity price must be on the final observation date so that you do not suffer a loss on your initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the observation dates. We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that

March 2013	Page 9

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

March 2013	Page 10

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $   for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $   per security.
MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2013	Page 11

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

How the Lock-in Buffered Securities Work
The following examples illustrate the payment at maturity on the securities for a range of hypothetical commodity prices on each annual observation date, including the final observation date. The examples are based on the following terms:

Stated principal amount:	$1,000 per security
Buffer amount:	20%
Minimum payment at maturity:	$200 per security (20% of the stated principal amount)
Hypothetical initial commodity price:	$100. The actual initial commodity price will be determined on the pricing date.

In Examples 1 and 2, lock-in events have occurred on some of the annual observation dates. The payment at maturity is therefore calculated based on the greater of (i) the highest lock-in level observed on any observation date and (ii) the commodity percent change as of the final observation date. In examples 3, 4 and 5, lock-in events have not occurred on any of the annual observation dates and therefore the payment at maturity is solely based on the final commodity price.

	Example 1			Example 2
Observation dates	Commodity price ($)	Percent change from the initial commodity price	Lock in level	Commodity price ($)	Percent change from the initial commodity price	Lock-in level
#1	110	10%	10%	108	8%	N/A
#2	121	21%	20%	117	17%	10%
#3	108	8%	N/A	122	22%	20%
#4	105	5%	N/A	130	30%	30%
#5 (final observation date)	98	-2%	N/A	142	42%	40%

In Example 1, the commodity percent change is ($98 – $100) / $100 = -2% and the highest lock-in level is 20%, which is observed on the second observation date. Because a lock-in event has occurred on at least one of the annual observation dates, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level observed on any observation date and (b) commodity percent change)
=	$1,000 + ($1,000 x greater of (a) 20% and (b) -2%)
=	$1,000 + ($1,000 x 20%)
=	$1,200

In this example, the underlying commodity appreciates by at least one of the specified lock-in levels as of the first and second observation dates. The underlying commodity then depreciates in price and the final commodity price is less than the initial commodity price. However, because a lock-in event has occurred with respect to at least one of the observation dates, investors benefit from the higher lock-in level even though the final commodity price is less than the initial commodity price.

March 2013	Page 12

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

In Example 2, the commodity percent change is ($142 – $100) / $100 = 42% and the highest lock-in level is 40%, which is observed on the final observation date. Because a lock-in event has occurred on at least one of the observation dates, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level observed on any observation date and (b) commodity percent change)
=	$1,000 + ($1,000 x greater of (a) 40% and (b) 42%)
=	$1,000 + ($1,000 x 42%)
=	$1,420

In this example, the underlying commodity appreciates gradually as of each observation date over the term of the securities and investors receive a return based on the commodity percent change as determined on the final observation date.

	Example 3			Example 4
Observation dates	Commodity price ($)	Percent change from the initial commodity price	Lock-in level	Commodity price ($)	Percent change from the initial commodity price	Lock-in level
#1	98	-2%	N/A	98	-2%	N/A
#2	103	3%	N/A	103	3%	N/A
#3	108	8%	N/A	96	-4%	N/A
#4	105	5%	N/A	90	-10%	N/A
#5 (final observation date)	102	2%	N/A	85	-15%	N/A

	Example 5
Observation dates	Commodity price($)	Percent change from the initial commodity price	Lock-in level
#1	98	-2%	N/A
#2	90	-10%	N/A
#3	85	-15%	N/A
#4	75	-25%	N/A
#5	60	-40%	N/A

In Example 3, the commodity percent change is ($102 – $100) / $100 = 2%. Because no lock-in event has occurred on any annual observation date and the final commodity price is greater than the initial commodity price, the payment at maturity is calculated as follows:

$1,000 + ($1,000 x commodity percent change)
=	$1,000 + ($1,000 x 2%)
=	$1,020

March 2013	Page 13

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

In this example, although the underlying commodity appreciates from the initial commodity price as of several observation dates, such appreciation is not sufficient to trigger a lock-in event. Therefore, investors do not benefit from the lock-in feature of the securities and the payment at maturity is solely based upon the commodity percent change as of the final observation date.

In Example 4, the final commodity price is less than the initial commodity price. Because no lock-in event has occurred on any annual observation date and the final commodity price has decreased from the initial commodity price by an amount less than the buffer amount of 20%, the payment at maturity is the stated principal amount of $1,000.

In Example 5, the final commodity price is less than the initial commodity price. Because no lock-in event has occurred on any annual observation date and the final commodity price has decreased from the initial commodity price by more than the buffer amount of 20%, the payment at maturity is calculated as follows:

$1,000 x (commodity performance factor + buffer amount)
=	$1,000 x [(final commodity price / initial commodity price) + buffer amount]
=	$1,000 x [($60 / $100) + 20%]
=	$800

If no lock-in event has occurred on any of the annual observation dates and the final commodity price has decreased from the initial commodity price by more than the buffer amount, the payment at maturity will be less, and possibly significantly less, than the stated principal amount. Investors may lose up to 80% of their initial investment in the securities.

March 2013	Page 14

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus. We urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest and provide for the minimum payment at maturity of only 20% of your principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and will provide for the return of only 20% of the principal amount of the securities at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on whether a lock-in event has occurred on any of the annual observation dates during the term of the securities as well as the price of the underlying commodity on the final observation date. If a lock-in event has not occurred on any of the observation dates and the commodity price declines as of the final observation date by more than the buffer amount of 20% from the initial commodity price, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the price of the underlying commodity beyond the buffer amount, and you will lose money on your investment. You could lose up to 80% of the stated principal amount of the securities. See "How the Lock-in Buffered Securities Work" above.

▪
Investors will not benefit from the lock-in feature unless the underlying commodity has appreciated by at least one of the specified lock-in levels on one of the annual observation dates. A lock-in event will be observed only if the underlying commodity has appreciated from its initial price by at least one of the specified lock-in levels on one of the annual observation dates. Even if the underlying commodity appreciates prior to an observation date but then drops on such observation date such that the appreciation of the underlying commodity, if any, is less than the lowest lock-in level of 10%, no lock-in event will be observed. If no lock-in event has occurred during the term of the securities, the payment at maturity on the securities will be solely based on the price of the underlying commodity on the final observation date. Although the actual commodity price on the stated maturity date or at other times during the term of the securities may be higher than the commodity price on the observation dates, including the final observation date, the payment at maturity will be based solely on the commodity price on the observation dates.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley's ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness. Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The market price of the securities may be influenced by many unpredictable factors. Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

o	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

o	interest and yield rates in the market;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

o	the time remaining until the maturity of the securities; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

March 2013	Page 15

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices. If a lock-in event has not occurred on any of the observation dates over the term of the securities and the final commodity price declines by more than the buffer amount from the initial commodity price, you will be exposed on a 1 to 1 basis to such percentage decline in the final commodity price in excess of the buffer amount. There can be no assurance that a lock-in event will occur or that the final commodity price will be greater than the initial commodity price so that you do not suffer a loss on your initial investment in the securities.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of Brent blend crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of Brent blend crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.  Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of Brent blend crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 20.

▪
The price of Brent blend crude oil may change unpredictably and affect the value of the securities in unforeseen ways.  The price of Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Brent crude oil ("Brent") is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil's end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries ("OPEC") and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world's oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

March 2013	Page 16

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

▪
Legal and regulatory changes could adversely affect the return on and value of your securities.  Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the "CFTC," and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, on October 18, 2011, the CFTC adopted interim and final position limits that would have applied to a party's combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps. These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts. However, the International Swaps and Derivatives Association and the Securities Industry and Financial Markets Association jointly filed a legal challenge to the position limit rules, which were due to take effect on October 12, 2012, in the U.S. District Court for the District of Columbia. On September 28, 2012, the court vacated the position limit rules and remanded them to the CFTC. It is unclear whether the CFTC will decide to appeal the court's ruling or seek to repropose position limit rules. If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts. Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts. While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, the value of the securities.

▪
Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price."  Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying asset and, therefore, the value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

March 2013	Page 17

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the level at which the commodity price must be on any observation date for a lock-in event to occur and, if no lock-in event has occurred, the commodity price must be on the final observation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could adversely affect the commodity price, including the commodity price on the observation dates, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial commodity price, the commodity price on each observation date (including the final observation date), whether a lock-in event has occurred on any observation date, the commodity percent change or the commodity performance factor, as applicable, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. See the section of the accompanying preliminary pricing supplement called "Description of Securities -Market Disruption Event."

▪
Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain a buffer or a provision similar to the “lock-in” feature. In addition, if a lock-in event occurs, it is possible that a U.S. Holder will be treated as exchanging the securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments. In such event, a U.S. Holder would likely be required to recognize capital gain upon the occurrence of a lock-in event, and the timing and character of income on the securities after the lock-in event would be significantly affected. The issuer does not plan to request a ruling from the IRS

March 2013	Page 18

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
March 2013	Page 19

Lock-in Buffered Securities Based on the Performance of Brent Blend Crude Oil due March 28, 2018

Historical Information

The following table sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the period from January 1, 2008 through February 25, 2013. The commodity price on February 25, 2013 was $114.44. We obtained the information in the table from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Brent Blend Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
20010
First Quarter	82.70	69.59	82.70
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter	115.00	99.79	107.38
2012
First Quarter	126.22	107.38	122.88
Second Quarter	125.43	89.23	97.80
Third Quarter	116.90	97.34	112.39
Fourth Quarter	115.80	105.68	111.11
2013
First Quarter (through February 25, 2013)	118.90	110.30	114.44

March 2013	Page 20